                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                              YELLOW CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                            [YELLOW CORPORATION LOGO]

                               YELLOW CORPORATION
                                10990 Roe Avenue
                          Overland Park, Kansas 66207

                         ------------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 24, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Yellow Corporation (the "Company") will be held at the Overland Park Marriott Hotel, 10800 Metcalf, Overland Park, Kansas, on April 24, 1997 at 9:30 a.m., Central Daylight Time, to consider the following matters:


       I.  The election of nine directors;
      II. the approval of certain amendments to the Company's Director Stock Compensation Plan;
     III.  The approval of the adoption of the 1996 Stock Option Plan;
      IV. the approval of the appointment of Arthur Andersen LLP as independent public accountants of the Company for 1997; and
       V. the transaction of such other business as may properly come before such meeting or any adjournment thereof.


     Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

     The close of business on February 21, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States.

     If you attend the meeting in person, you may revoke your proxy and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned.

                                          By Order of the Board of Directors:

                                          William F. Martin, Jr.
Overland Park, Kansas                     WILLIAM F. MARTIN, JR. Secretary
March 12, 1997

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                               YELLOW CORPORATION
                                10990 Roe Avenue
                          Overland Park, Kansas 66207

                                  INTRODUCTION

     This statement is furnished in connection with the solicitation by the Board of Directors of Yellow Corporation (the "Company"), a Delaware corporation, of proxies for use at the 1997 Annual Meeting of Stockholders of the Company, to be held at the Overland Park Marriott Hotel, 10800 Metcalf, Overland Park, Kansas (the Company's telephone is 913/696-6100; mailing address P.O. Box 7563, Overland Park, Kansas 66207), at 9:30 a.m., Central Daylight Time, on April 24, 1997, and at any and all adjournments thereof. The Company's Annual Report (including audited financial statements) for the year ended December 31, 1996 accompanies this Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, which will be mailed to stockholders on or about March 12, 1997. The Annual Report is not part of this proxy soliciting material except to the extent specifically incorporated herein by reference. A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K and the quarterly reports on Form 10-Q may be obtained without charge by writing the Treasurer of the Company at the above mailing address.

         MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING OF THE COMPANY

     At the annual meeting, the Company's stockholders will consider and vote upon (1) the election of nine directors; (2) the approval of certain amendments to the Company's Director Stock Compensation Plan; (3) the approval of the adoption of the 1996 Stock Option Plan; and (4) the approval of the appointment of Arthur Andersen LLP as independent public accountants of the Company for 1997.

                               VOTING AND PROXIES

RECORD DATE; VOTING RIGHTS

     Stockholders of record as of the close of business on February 21, 1997 will be entitled to notice of and to vote at the Annual Meeting of Stockholders of the Company or any adjournment thereof. On such date the Company had outstanding 28,111,545 shares of common stock, par value $1.00 per share ("Common Stock"), which constitute the Company's only outstanding voting securities. Each share of Common Stock has one vote. Unless marked to the contrary, proxies received will be voted (1) for the election to the Board of all nominees to the Board of Directors; (2) for the proposed amendments to the Company's Director Stock Compensation Plan; (3) for the adoption of the 1996 Stock Option Plan; (4) for the approval of the appointment of Arthur Andersen LLP as independent public accountants of the Company for 1997; and (5) in the discretion of the Proxy Committee on such other business as may properly come before the meeting.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting. Attendance at the meeting does not by itself constitute revocation of the proxy. Approval of the proposed amendments to the Director Stock Compensation Plan and the 1996 Stock Option Plan requires the affirmative vote of a majority of the outstanding shares as of the record date. The election of directors shall be determined by a plurality of the votes cast. Determination of the appointment of Arthur Andersen LLP as independent public accountants shall be by a majority of the votes cast.

     Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast.

SOLICITATION OF PROXIES

     The cost of the solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such respective brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

                    SUBMISSION OF PROPOSALS BY STOCKHOLDERS

     Stockholders' proposals intended to be presented at the 1998 annual meeting must be received by November 12, 1997 to be eligible for inclusion in the proxy materials.

                             PRINCIPAL STOCKHOLDERS

     As of January 31, 1997, the persons known to the Company to be beneficial owners of more than five percent of the Company's outstanding shares of Common Stock, the number of shares beneficially owned by them and by all executive officers and directors as a group, and the percent of such shares so owned were:

                                                            AMOUNT AND NATURE
NAME AND ADDRESS                                             OF BENEFICIAL      PERCENT
OF BENEFICIAL OWNER                                            OWNERSHIP        OF CLASS
-------------------                                         -----------------   --------
George E. Powell, Jr. ....................................      1,537,809(1)      5.3%
  5049 Wornall Road
  Kansas City, MO 64112
Mellon Bank Corporation...................................      1,493,000(2)      5.3%
  One Mellon Bank Center
  Pittsburgh, PA 15258
FMR Corp..................................................      2,823,300(3)     10.04%
  82 Devonshire Street
  Boston, MA 02109
All executive officers and directors as a group (12               215,052(4)      0.007%
  persons)................................................

     (1) George E. Powell, Jr., who retired as Chairman of the Board of the Company on June 30, 1996, had the following voting and investment powers with respect to such shares: (a) sole voting power, 502,181 shares; (b) shared voting power, 1,035,628 shares; (c) sole investment power, 502,181 shares; and (d) shared investment power, 1,035,628 shares. Mr. Powell, Jr. disclaims beneficial ownership of 1,063,428 of such shares, 27,800 of which are owned by his wife, and 1,035,628 of which he holds solely in a fiduciary capacity.

     (2) According to information provided to the Company. Mellon Bank Corporation had, through certain of its subsidiaries, the following voting and investment powers with respect to such shares: (a) sole voting power, 1,493,000 shares; (b) shared voting power, 0 shares; (c) sole investment power, 1,343,000 shares; and (d) shared investment power, 392,000 shares.

     (3) According to information provided to the Company, FMR Corp. had, through certain of its subsidiaries, the following voting and investment powers with respect to such shares: (a) sole voting power, 94,600 shares; (b) shared voting power, 0 shares; (c) sole investment power, 2,823,300 shares; and (d) shared investment power, 0 shares.

     (4) Executive officers and directors stock ownership includes: 1,424 shares held in employee stock plans; 200,000 shares which officers have the right to acquire within 60 days of such date through the exercise of stock options pursuant to the Company's 1992 Stock Option Plan; and 200 shares owned by a relative of a director as to which such director disclaims beneficial ownership.

                            I. ELECTION OF DIRECTORS

     At the meeting, nine directors are to be elected to hold office until the 1998 Annual Meeting and until their successors are elected and have qualified. If any nominee should be unable to stand for election as a director, it is intended that the shares represented by proxies will be voted for the election of such substitute as management may nominate.

     The following table sets forth information with respect to each nominee for election as a director of the Company. No nominee has any family relationship with any other director or executive officer of the Company.

                                                                                 SHARES OF STOCK OWNED
                                                                                 BENEFICIALLY (1)(2),
      NAME; PAST SERVICE                     PRINCIPAL OCCUPATION;              DIRECTLY OR INDIRECTLY,
        TERM OF OFFICE                        DIRECTORSHIPS; AGE                AS OF JANUARY 31, 1997
      ------------------                     ---------------------              -----------------------
NOMINEES FOR ELECTION AS DIRECTORS
Klaus E. Agthe.................  Director and North American Liaison for the                1,958
  Director since 1984            VIAG Group, Munich, Germany (an international
                                 holding company) (Since January 1993);
                                 formerly chief executive officer in charge of
                                 operations in eastern Germany for Asea Brown
                                 Boveri A.G., Berlin, Germany, (January
                                 1991 -- December 1992); Executive Vice
                                 President of Asea Brown Boveri Inc.,
                                 Stamford, CT (January 1990 -- December 1991);
                                 and President and Chief Executive Officer of
                                 Asea Brown Boveri Inc., Purchase, NY (January
                                 1988 -- January 1990); 66
Cassandra C. Carr..............  Senior Executive Vice President, Human                         0
  Director since March, 1997     Resources SBC Communications, Inc. San
                                 Antonio, TX (Telecommunications) (since
                                 1994); formerly President, Texas Division
                                 (1993-1994); Vice President, External
                                 Affairs, Texas Division (1991-1993); 52
Howard M. Dean.................  Chairman and Chief Executive Officer                       1,458
  Director since 1987            (formerly President and Chief Executive
                                 Officer) of Dean Foods Company, Franklin
                                 Park, IL (processor and distributor of food
                                 products); Director of Nalco Chemical Company
                                 and Ball Corporation; 59
David H. Hughes                  Formerly Director (Vice Chairman                           5,458
  Director since 1973            1986 -- 1990), President and Chief Operating
                                 Officer of Hallmark Cards, Inc., Kansas City,
                                 MO (greeting cards); Director of Western
                                 Resources, Inc.; 68
Ronald T. LeMay................  Director, President and Chief Operating                      958
  Director since 1994            Officer of Sprint Corporation, Kansas City,
                                 MO (Telecommunications) (since February
                                 1996); formerly Chief Executive Officer of
                                 the Sprint Telecommunications Venture
                                 (1995 -- 1996); Vice Chairman of Sprint
                                 Corporation (March 1995 -- February 1996);
                                 Director, President, and Chief Operating
                                 Officer, Long Distance Division, Sprint
                                 Corporation (October 1989 -- March 1995);
                                 Director of Mercantile Bancorporation, Inc.
                                 and Imation Corporation; 51

                                                                                 SHARES OF STOCK OWNED
                                                                                 BENEFICIALLY (1)(2),
      NAME; PAST SERVICE                     PRINCIPAL OCCUPATION;              DIRECTLY OR INDIRECTLY,
        TERM OF OFFICE                        DIRECTORSHIPS; AGE                AS OF JANUARY 31, 1997
      ------------------                     ---------------------              -----------------------
John C. McKelvey...............  President and Chief Executive Officer of                   1,348
  Director since 1977            Midwest Research Institute, Kansas City, MO
                                 (scientific and technical research); 63
A. Maurice Myers...............  Chairman of the Company (since July, 1996).              200,000
  Director since 1996            President and Chief Executive Officer of the
                                 Company (since April, 1996); formerly
                                 President and Chief Operating Officer America
                                 West Airlines, Inc., Phoenix, AZ (Jan.
                                 1994 -- Dec. 1995); President and Chief
                                 Executive Officer of Aloha Air Group, Inc.,
                                 Honolulu, HI (Aug. 1983 -- Dec. 1993);
                                 Director of Hawaiian Electric Industries,
                                 Inc.; 56
William L. Trubeck.............  Senior Vice President-Finance and Chief                    1,258
  Director since 1994            Financial Officer, International MultiFoods,
                                 Inc., Minneapolis, MN (food distribution and
                                 production) (since February, 1997); formerly
                                 Senior Vice President-Finance and Chief
                                 Financial Officer of SPX Corporation,
                                 Muskegon, MI (November 1994 -- October 1996);
                                 Senior Vice President and Chief Financial
                                 Officer of Honeywell, Inc., Minneapolis, MN
                                 (April 1993 -- October 1994); Chief Financial
                                 Officer, White & Case, New York, NY (1991 --
                                 1993); Director of Bush Bros.; 49
Carl W. Vogt...................  Senior Partner, Fulbright & Jaworski, L.L.P.,                  0
  Director since 1996            Washington, DC (since 1994); formerly
                                 Chairman, National Transportation Safety
                                 Board, Washington, DC (1992 -- 1994);
                                 Managing Partner, Fulbright & Jaworski,
                                 L.L.P., Washington, DC (prior to 1994); 60

     (1) These figures include shares beneficially owned by certain members of the families of the following nominees for director, as to which shares the nominee disclaims beneficial ownership: Mr. McKelvey, 200 shares. The figures also include 200,000 shares that Mr. Myers has a right to acquire within 60 days pursuant to the Company's 1992 Stock Option Plan.

     (2) The percentage of the Company's outstanding stock owned by each nominee for director is less than one percent.

              STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

     The Board of Directors held five regularly scheduled meetings and two special telephonic meetings during 1996.

     Audit Committee. The Audit Committee met three times during 1996. The Audit Committee consisted of William L. Trubeck, David H. Hughes and Howard M. Dean for the April and October meetings, with Carl W. Vogt joining the Audit Committee for the December meeting. The Committee's functions include consulting with the Company's independent public accountants concerning the scope and results of the audit, reviewing the evaluation of internal accounting controls and inquiring into special accounting-related matters.

     Compensation Committee. The Compensation Committee met four times during 1996. The Compensation Committee consists of Klaus E. Agthe, Ronald T. LeMay and John C. McKelvey. The Committee's functions include making recommendations to the Board of Directors regarding compensation of officers and approving compensation strategies for executive officers; reviewing actions relating to officer compensation; and setting policy for the Company's pension and profit sharing plans.

     Nominating Committee. The Nominating Committee consists of the Chairman of the Board and the Chairmen of the Audit and Compensation committees. It met twice during the last fiscal year. The Committee's functions include considering nominees for the Board of Directors and submitting to the whole Board for its consideration nominees approved by the Committee.

                            DIRECTORS' COMPENSATION

     Directors who are not full time employees of the Company are paid an annual retainer for Board service of $23,000; an annual retainer for Committee service of $1,200 for each Committee on which a Director serves (excepting Directors on the Nominating Committee, who receive a Committee attendance fee but not a separate Committee retainer); an attendance fee of $1,300 for each Board meeting and $1,100 for each Committee meeting attended; and are reimbursed or made whole for all costs of expenses of any kind incurred by them relating to Board or Committee meetings. Directors may elect to defer receipt of the retainer and attendance fees. Commencing in April, 1996 with the stockholders' approval of the Directors' Stock Compensation Plan, Directors receive fifty (50) percent of the Board and Committee retainers in Company common stock restricted for three years, with the stock award determined annually on the date of the Company's Annual Meeting of Stockholders based on the closing price of the Company's common stock on that date and the then applicable level of Board and Committee retainers. If the proposed amendments to the Directors' Stock Compensation Plan are approved, the following changes would occur to the Directors' Stock Compensation Plan: (a) on a non-discretionary basis, the Directors would continue to receive 50% of the Board and Committee retainers in Company common stock, however, such stock would not be restricted and the restrictions on any prior awards would be removed; (b) the Directors would have the option annually to take up to 100% of the Board and Committee retainers in Company common stock rather than cash; and (c) the Directors would additionally receive annual option grants of 2,000 shares, with the options vesting after six months and exercisable for five years. Directors who are full time employees of the Company are not paid any retainer or attendance fees for services as members of the Board or any Committee thereof.

     During the last fiscal year, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board held during the period he was a Director and of Committees of the Board on which he served during the period that he was a Director.

                             EXECUTIVE COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994 of those persons who were, at December 31, 1996, the executive officers of the Company. Also listed is the compensation of former President and Chief Executive Officer George E. Powell III, who resigned effective March 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                             -----------------------------------
                                            ANNUAL COMPENSATION                       AWARDS             PAYOUTS
                                  ----------------------------------------   -------------------------   -------
                                  (B)       (C)          (D)        (E)           (F)           (G)        (H)       (I)
              (A)                                                 (1)OTHER    RESTRICTED     OPTIONS/     LTIP      (2)ALL
       NAME AND PRINCIPAL                                          ANNUAL        STOCK         SARS      PAYOUTS    OTHER
            POSITION              YEAR   SALARY ($)   BONUS ($)   COMP.($)   AWARDS(S) ($)      (#)        ($)     COMP.($)
       ------------------         ----   ----------   ---------   --------   -------------   --------    -------   --------
A. Maurice Myers                  1996    $412,722     $96,249        0             0        400,000/0       0           0
President and Chief Executive     1995         N/A         N/A      N/A           N/A              N/A     N/A         N/A
Officer, Yellow Corporation       1994         N/A         N/A      N/A           N/A              N/A     N/A         N/A
Herbert A. Trucksess, III         1996    $204,996     $25,625        0             0         75,000/0       0     $   944
Senior Vice President of Finance  1995    $200,688           0        0             0              0/0       0     $ 3,323
and Treasurer, Yellow             1994    $176,250           0        0             0              0/0       0     $   974(3)
Corporation
William F. Martin, Jr.            1996    $186,000     $23,250        0             0         75,000/0       0     $   944
Senior Vice President             1995    $181,331           0        0             0              0/0       0     $ 5,361
& Secretary, Yellow Corporation   1994    $174,664     $12,860        0             0              0/0       0           0
Samuel A. Woodward                1996    $ 93,289     $23,429        0             0         75,000/0       0           0
Senior Vice President,            1995         N/A         N/A      N/A           N/A               00     N/A         N/A
Operations
& Planning, Yellow Corporation    1994         N/A         N/A      N/A           N/A              0/0     N/A         N/A
George E. Powell III              1996    $110,001           0        0             0              0/0       0     $   944
Former President and              1995    $416,668           0        0             0              0/0       0     $11,436
Chief Executive Officer, Yellow   1994    $387,333     $25,503        0             0              0/0       0           0
Corporation

     (1) While the named executive officers receive certain perquisites from the Company, such perquisites do not reach the threshold for reporting of $50,000 or ten percent of salary and bonus set forth in the applicable rule of the Securities and Exchange Commission.

     (2) The compensation reported for 1995 and 1996 includes (a) shares allocated to the accounts of certain of the named executive officers under the Company's Stock Sharing Plan and (b) with respect to Mr. Powell III, Mr. Trucksess and Mr. Martin, the cash replacement of the stock sharing contributions to which the named executives would have been entitled before application of legislative limitations. During 1994, there were no shares allocated under the Stock Sharing Plan.

     (3) The compensation reported for Mr. Trucksess for 1994 represents Preston Corporation's matching contribution under Preston Corporation's 401(k) Plan. Mr. Trucksess was an officer of Preston Corporation during a portion of 1994.

                     OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table summarizes the value of the options and SARs held by the executive officers named in the Summary Compensation Table above. None of these officers exercised options or SARs in 1996.

             OPTION AND SAR EXERCISES AND YEAR END VALUE TABLE (1)

                                                                                           VALUE OF        VALUE OF
                                                          NUMBER OF       NUMBER OF      UNEXERCISED      UNEXERCISED
                                                         UNEXERCISED     UNEXERCISED     IN-THE-MONEY    IN-THE-MONEY
                                                         OPTIONS AT        SARS AT        OPTIONS AT        SARS AT
                                                         FY-END (#)      FY-END (#)       FY-END ($)      FY-END (#)
                       SHARES ACQUIRED      VALUE       EXERCISABLE/    EXERCISABLE/     EXERCISABLE/    EXERCISABLE/
        NAME           ON EXERCISE (#)   REALIZED ($)   UNEXERCISABLE   UNEXERCISABLE   UNEXERCISABLE    UNEXERCISABLE
---------------------  ---------------   ------------   -------------   -------------   -------------    -------------
A. M. Myers                  --               --         -0-/400,000         --         -0-/$1,100,000      -0-/-0-
H. A. Trucksess III          --               --          -0-/75,000         --           -0-/$159,375      -0-/-0-
W. F. Martin                 --               --          -0-/75,000         --           -0-/$159,375      -0-/-0-
S. A. Woodward               --               --          -0-/75,000         --           -0-/$159,375      -0-/-0-
G. E. Powell                 --               --             -0-/-0-         --                -0-/-0-      -0-/-0-

     (1) The value of the Company's common stock on 12/31/96 was $14.375.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                  POTENTIAL
                                                                                              REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL
                           NUMBER OF     PERCENT OF TOTAL(1)                                   RATES OF STOCK
                          SECURITIES        OPTIONS/SAR'S                                    PRICE APPRECIATION
                          UNDERLYING          GRANTED TO        EXERCISE OR                    FOR OPTION TERM
                         OPTIONS/SAR'S       EMPLOYEES IN       BASE PRICE    EXPIRATION   -----------------------
         NAME             GRANTED (#)        FISCAL YEAR         ($/SHARE)       DATE          5%          10%
-----------------------  -------------   -------------------    -----------   ----------       --          ---
A. M. Myers                 400,000             26.20%            $11.625      3/20/06     $2,926,000   $7,412,100
H. A. Trucksess III          75,000              4.90%            $12.250      7/18/06     $  577,500   $1,464,525
W. F. Martin                 75,000              4.90%            $12.250      7/18/06     $  577,500   $1,464,525
S. A. Woodward               75,000              4.90%            $12.250      7/18/06     $  577,500   $1,464,525
G. E. Powell                      0                  0                  0            0              0            0

     (1) Includes grants to employees of certain of the Company's subsidiaries.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation program for the Company's executive officers was established to allow the organization to attract and retain the caliber of executive whose leadership skills will enable the Company and its subsidiaries to effectively compete in their market segments. Additionally, the programs are intended to act as an incentive for the executives to attain the highest level of organizational performance and profitability by rewarding the executive for increasing levels of profit and stockholder value.

     In conformance with the above compensation philosophy, the total annual compensation for all executive officers of the Company is determined by three elements, namely, (1) salary; (2) a potential annual incentive compensation award or bonus; and (3) participation in the Company's stock option plan.

     Salary for the Company's executive officers is determined by analysis of three factors: (1) salary levels at service industries with gross revenues comparable to the Company, based upon survey data produced by Towers Perrin, a nationally-recognized executive compensation consulting firm; (2) evaluation of the individual executive officer's performance; and (3) the Company's ability to pay. The three factors are considered collectively but not pursuant to a precise formula. The Company's ability to pay is a threshold consideration. Individual executive performance is to be evaluated by reference to specific performance targets or goals that are to be established each year for each executive. While the Company has targeted the median of the range established by the survey group of service industries with gross revenues comparable to the Company, the actual 1996 salaries of executive officers are generally below the median.

     In July of 1996, an annual incentive compensation, or bonus, plan was implemented for the Company's executive officers that provides for the payment of varying levels of incentive award as expressed as a percent of annual base compensation, with the percentage increasing the higher an executive officer's position within the Company.

     Each year a threshold, target, and maximum overall Company financial and personal measurement is to be established that ties each executive's annual compensation potential to the Company's annual business goals. It is the plan's intention henceforth to provide award potential based 80% on the attainment of two financial goals -- operating income and return on capital compared to a peer group of publicly-held truck transportation companies -- and 20% on the attainment by each executive officer of certain personal performance goals, which are the same goals that are to be established and reviewed annually with respect to the determination of each executive officer's base salary. However, since the annual incentive compensation plan was implemented in July of 1996 and since a number of the Company's executive officers have been with the Company less than a year, the Committee decided to base awards for 1996 only on the Company's second half performance (July through December), with potential awards being accordingly calculated off of 50% of base salary, and to determine the awards entirely by reference to the two above-described financial goals. During the second half of 1996, the Company attained the return on capital improvement goal at the target level of performance, but did not attain the threshold goal with respect to operating income. Accordingly, the named executive officers received an incentive award equal to 50% of the target potential.

     The awards of stock options during 1996 to the Company's executive officers (other than President and Chief Executive Officer A. Maurice Myers, whose compensation is discussed separately), were based upon survey data developed by Towers Perrin on the appropriate level of stock compensation for executives at companies with gross revenues comparable to the Company's. In granting stock options, the Committee takes into consideration the amount and value of any previous stock option grants. The awards granted in 1996 are based upon the closing price of the Company's common stock as reported by NASDAQ on the date of each grant, and the awards vest in equal installments over a four-year period. While the Company's 1992 Stock Option Plan provides for three types of awards -- non-qualified stock options, share appreciation rights, and restricted stock -- the 1996 awards of stock compensation to executive officers were entirely based on stock options due to the Committee's belief that options represent the most effective vehicle to incent management to increase profit and stockholder value.

                         PRESIDENT AND CEO COMPENSATION

     The compensation of President and Chief Executive Officer A. Maurice Myers is the subject of an employment agreement dated March 20, 1996, the essential elements of which are detailed in the section of this proxy statement devoted to employment contracts, which discussion is hereby incorporated by reference. The Committee believes that the compensation package awarded to Mr. Myers was necessary to attract to the Company an executive with a proven track record of superior management performance in the transportation industry. The Committee notes that both Mr. Myers' base annual salary and the amount of his stock option awards are consistent with the Company's goal of targeting the median of the Towers Perrin survey group of companies. On March 3, 1997, Mr. Myers employment agreement was amended to increase his target and maximum award of annual bonus to 70% and 140%, respectively, of base salary from 60% and 100% to conform the parameters of Mr. Myers' bonus program to what the Committee has proposed generally for all the Company's Executive Officers.

     Mr. Myers' annual salary will be subject to annual review based upon the same criteria that were discussed earlier with respect to executive officer salary compensation generally. Mr. Myers' 1996 annual incentive compensation award was determined in the same manner as previously described for executive officers generally.

     Finally, the Committee has reviewed the provisions of Section 162(m) of the Internal Revenue Code, which was enacted in 1993, relating to the $1 million deduction cap for executive salaries and believes that no compensation for the named executive officers will be governed by this regulation for 1996.

                                          Klaus E. Agthe, Chairman
                                          John C. McKelvey
                                          Ronald T. LeMay

                                          Members of the Compensation Committee

               EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS
                    AND TERMINATION OF EMPLOYMENT AGREEMENTS

     The Company has entered into an Employment Agreement with its Chairman, President and Chief Executive Officer A. Maurice Myers dated March 20, 1996 that contains the following essential terms and conditions: (a) a base salary of $550,000 per year to be reviewed annually in accordance with the Company's normal salary policy for executive officers; (b) an annual bonus pursuant to which a target award in the amount of 60% of Mr. Myers' base salary, with a maximum of 100% of base salary, shall be established for each year, with the criteria for establishment of the target and parameters for payment to be determined annually by the Compensation Committee, at least 80% of the criteria established by the Committee being based on specific measurements of financial performance of the Company during the applicable year and the remaining percentage being based on non-financial criteria (for the reasons discussed previously in the Compensation Committee Report on Executive Compensation, on March 3, 1997 Mr. Myers' employment agreement was amended to change his target and maximum award of annual bonus to 70% and 140%, respectively, of base salary); (c) stock option awards on March 20, 1996 and March 20, 1997 based on the closing price of the Company's common stock on the NASDAQ exchange on those dates in the amount of 400,000 shares and 170,000 shares, respectively, with each award vesting 50% on the first anniversary of the award, and 25% vesting on the second and third anniversary of each award; (d) a supplemental retirement benefit providing Mr. Myers with the difference between the benefits that he would have received under the Company's pension plan if the service credited for benefit accrual purposes under the plan were 20 years plus his actual such service, if any, after his normal retirement date and the benefits actually payable to the Executive under the pension plan, said supplemental retirement benefit vesting at the rate of 20% per year with Mr. Myers' becoming 100% vested on the fifth anniversary of his hire date; (e) payments in the event of Mr. Myers' termination "without cause," or resignation for "good reason" or following a "change of control", as those terms are defined in the Agreement ("change of control" having the same definition as set forth in the Company's Executive Severance Agreements, described below) in the amount of twice Mr. Myers' annual rate of compensation, including target bonus, at the time of termination, plus target bonus for the year of termination, and immediate vesting in all outstanding stock options and any incentive and benefit plans applicable at the time of termination; and (f) the payment of certain expenses stemming from Mr. Myers' relocation to the Kansas City area from Phoenix, Arizona.

     The Company has entered into Executive Severance Agreements (the "Agreements") with all the executive officers named in the Summary Compensation Table, as designated by the Board of Directors. (In the case of A. Maurice Myers, payments are only to the extent that they would exceed payments under the "change of control" provisions of Mr. Myers' Employment Agreement.)

     In the event of a "Change in Control" of the Company followed within two years by (1) the termination of the executive's employment for any reason other than death, disability, retirement or "cause" or (2) the resignation of the executive due to an adverse change in title, authority or duties, a transfer to a new location, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company's practice prior to the Change of Control, the Agreements provide that the executive shall be paid a lump sum cash amount equal to the sum of (a) two times the executive's highest compensation (salary plus bonus) for any consecutive 12-month period within the previous three years and (b) a cash amount equal to the unvested portion (if any) of any profit sharing account of the executive under any profit sharing plan of the Company or its subsidiaries. If the executive is within 10 years of his normal retirement age (65), then the executive would be paid three times such highest compensation. A termination is for "cause" if it is the result of a conviction of a felony by a court of competent jurisdiction, which is no longer subject to direct appeal, or an adjudication by a court of competent jurisdiction, which is no longer subject to direct appeal, that the executive is mentally incompetent or that he is liable for negligence or misconduct in the performance of his duty to the Company.

     "Change of Control" for the purpose of the Agreements shall be deemed to have taken place if: (i) A third person, including a "group" as defined in
Section 13(D)(3) of the Securities Exchange Act of 1934, purchases or otherwise acquires shares of the Company and as a result thereof becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the continuing directors shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

     In addition, as described later (see discussion of the "1992 Stock Option Plan"), the Compensation Committee has provided a "Limited Right" in connection with certain stock options held by the executive officer who is a party to an Agreement. In the event of the purchase of Company stock pursuant to a tender or exchange offer by a party other than the Company for 20% or more of the Company's then outstanding shares, the "Limited Right" allows the executive to receive from the Company, upon surrender of outstanding options, an amount in cash equal to the then fair market value of the shares for which the "Limited Right" is exercised, less the exercise price and applicable withholding taxes. The "Limited Right" may be exercised within 30 days after the first purchase of Company stock pursuant to the tender or exchange offer.

     The Company has entered into a Separation Agreement with former President and Chief Executive Officer George E. Powell III, who resigned on March 31, 1996, which provides that Mr. Powell shall receive severance payments at his salary level in existence on March 31, 1996 through September 30, 1997. During this one and one half year period, Mr. Powell will continue to be eligible for certain fringe benefits, such as medical and insurance coverages, and will continue vesting under the Company's defined benefit pension plan.

                            COMMON STOCK PERFORMANCE

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's common stock against the cumulative total return of the S&P Composite-500 Stock Index and the S&P Transportation Composite Index for the period of five years commencing December 31, 1991 and ending December 31, 1996.

         Measurement Period              Yellow Cor-       S&P 500 In-        S&P Trans-
        (Fiscal Year Covered)              poration            dex            portation
DEC 91                                              100               100               100
                                                 109.26             97.47            100.80
                                                 103.92             99.33            100.02
                                                  94.73            102.46             96.56
DEC 92                                           106.22            107.62            108.66
                                                  93.47            112.32            113.95
                                                  76.13            112.86            114.29
                                                  97.51            115.78            121.26
DEC 93                                           100.53            116.46            129.34
                                                  97.27            113.97            121.16
                                                  71.58            114.45            118.24
                                                  77.69            120.05            110.90
DEC 94                                           100.79            120.03            108.44
                                                  68.30            131.72            124.93
                                                  76.38            144.29            129.97
                                                  59.46            155.76            146.34
DEC 95                                            53.51            165.13            151.10
                                                  54.05            174.00            161.15
                                                  57.30            161.81            163.23
                                                  56.21            187.43            163.06
DEC 96                                            62.16            203.05            172.90

                             1992 STOCK OPTION PLAN

     On April 24, 1992, the stockholders approved the adoption of the 1992 Stock Option Plan (the "1992 Plan"). 800,000 shares of common stock are available for grant under the 1992 Plan. The 1992 Plan expires on April 25, 2002, in that no awards may be made after that date.

     The Company's 1992 Plan is administered by the Compensation Committee of the Board of Directors, none of whose members are eligible to receive an award under the 1992 Plan. The 1992 Plan covers executive, managerial, supervisory and professional employees of the Company and certain of its subsidiaries (including employee-directors and executive officers) and permits three types of awards:
Grants of stock options, which are either Incentive Stock Options ("ISOs") or non-ISOs ("non-qualified options"); grants of stock options coupled with a grant of stock appreciation rights ("SARs"); and grants of restricted stock awards. The 1992 Plan also provides for share delivery to employees otherwise eligible for an award under the Plan in lieu of cash incentive awards under any management incentive plan.

     In determining the grant of awards to eligible employees, the Compensation Committee may consider the nature of the services rendered or that the Committee expects may be rendered by the employee, the employee's present and potential contributions to the success of the business, the number of years of effective service the employee is expected to have and such other factors as the Committee may deem relevant.

     The option exercise price (or initial value in the case of an SAR) is 100% of the fair market value of the stock on the date of the grant, and may be paid in cash or by delivery of shares owned by the optionee. Options and SARs coupled with options become exercisable, at the earliest, on the first anniversary of the date of the grant. Restrictions on the sale or transfer of restricted stock awarded under the 1992 Plan will be lifted on a specified percentage of the total award each year, beginning one year after the date of grant. The time at which SARs and certain options become exercisable or restrictions lapse on restricted stock award shares is accelerated upon the occurrence of certain events, such as total and permanent disability or death of an employee while in the employ of the Company or a subsidiary, if the Company is wholly or partly liquidated, or is a party to a merger, consolidation or reorganization in which it or an entity controlled by it is not the surviving entity, or upon the occurrence of certain events which may lead to a change of control of the Company. If not previously exercised, options or rights granted under the 1992 Plan expire either ten years or five years after the grant date.

                           DEFINED CONTRIBUTION PLANS

     Prior to January 1, 1995, the Company's executive officers participated in two defined contribution plans -- the Yellow Freight Profit Sharing Trust and the Yellow Freight Stock Sharing Plan. Effective January 1, 1995, these plans were merged to create the Yellow Corporation Retirement Savings Plan. The Plan covers all the regular full-time and part-time office, clerical, sales, supervisory and executive personnel of the Company and participating subsidiaries (excluding directors who are not salaried employees) employed in the United States and not covered by a collective bargaining agreement. A total of 5,037 employees were participants in 1996.

     Each year the Board of Directors determines the amount of contributions to the trust based primarily upon the Company's profitability and/or the Plan's debt obligation. No contribution was made to the Plan in 1996.

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended by subsequent legislation, may prevent the contribution to or allocation under the defined contribution plans of the amount to which a participant would otherwise be entitled. The Company has a policy of replacing contributions to which a participant would have been entitled before application of the legislative limitations by means of an annual cash payment to affected participants. The policy allows a participant to defer any annual cash payment through a non-qualified, unfunded, deferred compensation arrangement, though no executive officer receiving such payment has elected deferral.

     Plan Provision -- Two accounts are maintained for each participant, a Company Managed Account and an Employee Managed Account. Company contributions and forfeitures are allocated to the Company managed account, which vests at the rate of 20% per year of service. Vested benefits are paid upon termination of employment, but an active participant may withdraw a portion of his prior Profit Sharing Account, subject to certain limitations.

     The Plan trustee may borrow funds to finance purchases of Company stock (a "purchase loan"). Each year, the Company may make a contribution to the Plan from Company earnings. The amount of Company contributions can vary from year to year, according to Company profits. This contribution (and any dividends on shares of stock in the Plan purchased with an outstanding loan) may be used to repay any purchase loan. As the loan is repaid, stock will be allocated to each participant's account. If there is no loan outstanding, or if a contribution in excess of the amount needed to service debt on any outstanding loan is made, cash or stock purchased by the contribution will be allocated directly to each participant's Company Managed Account. Participants vote allocated shares; the Plan trustee votes unallocated shares in the same proportion as the allocated shares are voted.

     The numbers of shares allocated to a participant in any year is based on a formula that compares the participant's earnings with those of all other eligible employees. The shares allocated to the accounts of certain of the named executive officers in 1995 and 1996 are detailed in Footnote (2) to the Summary Compensation Table. No shares were allocated under the former Stock Sharing Plan in 1994.

     The Plan also contains provisions for a cash or deferred arrangement under
Section 401(k) of the Internal Revenue Code. This arrangement allows a participant to contribute up to 15% of his annual earnings before, or after, federal income taxes to his Employee Managed Account. For 1996, the maximum annual participant contribution was $9,500. There is no company matching contribution.

     A participant may choose to invest his Employee Managed Account among four investment alternatives. In addition, after reaching age 55 a participant may transfer 50% or 100% of his Company Managed Account's value into one or more of the four investment funds.

     Accounts become payable upon cessation of employment, retirement at or after age 65, and in the event of total and permanent disability or death. Participants have various options as to the time and method of payment. An active participant may withdraw a portion of his before-tax deposits, subject to certain limitations. After-tax deposits may be withdrawn for any reason.

     The amounts which the named executive officers chose to have deposited in the Section 401(k) portion of the Plan, subject to the 15% and maximum annual participant limitation, are included in the salary column of the Summary Compensation Table.

                          DEFINED BENEFIT PENSION PLAN

     The Company and certain of its subsidiaries' officers participate in a noncontributory, defined benefit pension plan. Such plan covers all regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and participating subsidiaries (excluding directors who are not salaried employees) who are at least age 21, are employed in the United States and are not otherwise covered by a pension plan under a collective bargaining agreement. Pension plan benefits are calculated solely on salaries and cash bonuses. Compensation reported in the Summary Compensation Table includes amounts which are not covered compensation under the pension plan. Participants are vested after five years of service.

     A participant retiring at age 65 will receive an annual pension benefit (single life basis) amounting to 1 2/3% of his final average annual compensation paid in the five highest consecutive years of the participant's last ten consecutive years of participation, multiplied by his total years of participation, the sum of which is reduced by 50% of the amount of his primary Social Security entitlement at retirement (prorated if participation is less than 30 years). The pension of the highest-paid executive officers will probably be reduced from the above formula because of ERISA limitations.

     The following table sets forth the gross annual benefits (single life at age 65), before deduction of the applicable primary Social Security offset amount (a maximum of 50% of the participant's primary Social Security benefits at 30 years of participation), payable upon retirement under the defined benefit pension plan for specified remuneration and years of service classifications, part of which may be paid pursuant to the supplemental retirement income agreements discussed below:

                              PENSION VALUE TABLE

                                       YEARS OF SERVICE
                          -------------------------------------------
ELIGIBLE REMUNERATION(1)    15       20       25       30       35
------------------------  -------  -------  -------  -------  -------
        150,000            37,500   50,000   62,500   75,000   87,500
        175,000            43,750   58,350   73,000   87,500  102,100
        200,000            50,000   66,650   83,350  100,000  116,650
        225,000            56,250   75,000   93,750  112,500  131,250
        250,000            62,500   83,350  104,150  125,000  145,850
        300,000            75,000  100,000  125,000  150,000  175,000
        350,000            87,500  116,650  145,850  175,000  204,150
        400,000           100,000  133,350  166,650  200,000  233,350
        450,000           112,500  150,000  187,500  225,000  262,500
        500,000           125,000  166,650  208,350  250,000  291,650
        550,000           137,500  183,350  229,150  275,000  320,850
        600,000           150,000  200,000  250,000  300,000  350,000
        650,000           162,500  216,650  270,850  325,000  379,150
        700,000           175,000  233,350  291,650  350,000  408,350
        750,000           187,500  250,000  312,500  375,000  437,500

     (1) Eligible Remuneration as used in this table is defined as final average covered compensation (salary and annual bonus) for the five highest consecutive years of the participant's last ten consecutive years of participation preceding termination of employment under the plan.

     ERISA, as amended by subsequent legislation, limits covered compensation under the pension plan to $150,000 in 1996 and imposes maximum annual benefit limitations, which may cause a reduction in the pension payable under the pension plan. The Company enters into nonqualified, unfunded supplemental retirement income agreements with affected participants which are designed to provide those benefits intended by the pension plan before application of the legislative limitations.

     The named executive officers have credited years of service in the plan as follows: Mr. Myers, 0 years, Mr. Trucksess, 2 years, Mr. Woodward, 0 years, and Mr. Martin, 16 years.

                               RELOCATION POLICY

     The Company's executive officers, as well as other salaried employees, are covered by the Company's relocation policy. The policy reimburses employees for certain moving expenses when the employee is transferred to a new location and is required by the Company to move his residence. Items covered by the policy include the expense of a trip to the new location to select a new home, car mileage expenses, certain expenses associated with terminating any lease at the old location, temporary living expenses at the new location, travel expenses for trips home during the transition period, cost of transporting certain household goods and reimbursement for en route travel expenses or airfare for transporting the employee's family to the new location. In addition, except for certain newly-hired employees moving to their initial assignment, transferred employees are paid a predetermined lump sum to cover miscellaneous moving costs and expenses.

     The policy pays closing costs on a home purchased by a transferred executive officer or other key employee. The policy also gives such an employee the option of either (1) selling his home at the old location for its estimated value to an employee relocation assistance firm or (2) selling his home himself or through a real estate agent. If the first option is chosen and the home sells for less than the amount paid to the employee, the relocation assistance firm is reimbursed by the Company for the difference between what it pays the employee and the selling price, plus its expenses, costs and fees. If the second option is chosen, the employee is reimbursed for normal selling expenses and receives a cash incentive for selling the home to a third party rather than selling it to a relocation assistance firm.

     In 1996, pursuant to the terms of Mr. Myers' Employment Agreement described above, Mr. Myers received or was reimbursed for $134,489 in relocation expenses. Mr. Woodward received $6,542 under the Company's relocation policy.

                   II. PROPOSED AMENDMENTS TO THE DIRECTORS'
                            STOCK COMPENSATION PLAN

     The Board of Directors has unanimously voted to recommend to the stockholders for their approval proposed amendments to the Company's Directors' Stock Compensation Plan.

     At the Annual Meeting in April, 1996, the stockholders of the Company approved the adoption of a Directors' Stock Compensation Plan, which provided for the payment to non-employee Directors of fifty (50) percent of the annual Board and Committee retainers in Company common stock, with the stock to be restricted for three years from the date of award. The amount of each annual award would be determined on the date of the Annual Stockholders' Meeting, based upon the closing price of the stock on that date and the then applicable level of Board and Committee retainers.

     The proposed amendments to the Directors' Stock Compensation Plan would accomplish the following:

          (a) Eliminate any restriction on the stock awards, and lift the three year restriction on the awards that were granted in April, 1996;

          (b) Permit the Directors each year, on a discretionary basis, to take up to 100% of the Board and Committee retainers in Company common stock rather than cash (50% remaining mandatory);

          (c) Include a stock option provision in the Plan, which would provide for annual option awards to Directors of 2,000 shares of the Company's common stock, with the awards vesting after six months and exercisable for five years; and

          (d) Provide for transferability of stock option awards, as permitted by recent amendment to applicable Securities and Exchange Commission regulations.

     The inclusion of the stock option provision in the Directors' Stock Compensation Plan is intended to promote and increase proprietary interest in the Company by non-employee Directors, thereby aligning such Directors' interests more closely with the interests of stockholder generally. Including an option provision would also bring the Board's compensation package more in line with similarly sized service companies, thus aiding the Company in attracting and retaining qualified non-employee directors. The purpose of the amendment to remove the restriction on any awarded shares is based upon the Company's determination that such restriction is unnecessary in order to encourage stock ownership in the Company by its Directors, and is inappropriate since the stock compensation awards are in lieu of a portion of the standard Board and Committee retainers, rather than in addition to such retainers.

     The proposed amendments to the Directors' Stock Compensation Plan would not change the number of shares available (100,000) for award under the Plan.

     The full text of the proposed Directors' Stock Compensation Plan, as amended, is attached to this proxy as Exhibit A. This description of the proposed Plan, as amended, is qualified in its entirety by reference to Exhibit A.

     Adoption of the proposed amendment requires the affirmative vote of a majority of the outstanding shares as of the record date. As a result of such voting requirement, abstentions and broker non-votes will have the effect of votes "against" this proposal.

                      III. PROPOSED 1996 STOCK OPTION PLAN

     On July 18, 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "Plan") subject to stockholders' approval where required by applicable Securities and Exchange Commission or stock market regulations. The Board of Directors believes this plan will be of significant benefit to the Company in attracting and retaining key executive employees at the Company and its operating subsidiaries, and providing a long range incentive for such employees to work for the continued success of the Company. The 1996 Stock Option Plan is required in addition to the existing 1992 Stock Option Plan because of the Company's desire to extend the incentive of stock options to a significantly greater number of management and supervisory personnel in the Company and its operating subsidiaries than had been the Company's practice in the past. 1,400,000 shares are reserved for award under the Plan.

     The Board recommends that stockholders vote for approval and adoption of the Plan so that the Company can continue to attract, motivate, and retain those key employees who are largely responsible for the Company's future.

     The 1996 Plan is similar to the previous 1992 Plan, with the exception that the 1996 Plan does not provide for any grants of restricted stock. It is the Board of Directors' belief that stock options and share appreciation rights are more effective incentive and motivational vehicles than restricted stock.

     The full text of the proposed Plan is attached to this proxy statement as Exhibit B. This description of the proposed Plan is qualified in its entirety by reference to Exhibit B.

     Adoption of the Plan requires the affirmative vote of a majority of the outstanding shares as of the record date. As a result of such voting requirement, abstentions and broker non-votes will have the effect of votes "against" this proposal.

                     IV. PROPOSAL TO APPROVE APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants of the Company for 1997. The appointment of independent public accountants by the Board of Directors is submitted annually for approval by the stockholders. Although stockholder approval is not required, if the stockholders do not ratify the appointment, the Board of Directors will reconsider the matter. A representative of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions, and he will have an opportunity to make a statement if he desires to do so.

                                V. OTHER MATTERS

     The Board of Directors does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

     PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. You may later revoke the proxy, and if you are able to attend the meeting, you may vote your shares in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS:

                                          William F. Martin, Jr.
                                          WILLIAM F. MARTIN, JR.
                                          Secretary

Overland Park, Kansas
March 12, 1997

                                   EXHIBIT A

                               YELLOW CORPORATION
                   AMENDED DIRECTORS' STOCK COMPENSATION PLAN

1. PLAN ADMINISTRATION AND ELIGIBILITY

     1.1 Purpose. The purpose of this Amendment to the Yellow Corporation Directors' Stock Compensation Plan (the "Plan") originally approved by the stockholders of Yellow Corporation (the "Company") on April 25, 1996, is to promote an increased proprietary interest in the Company and to encourage ownership of the Company's common stock by directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"). Where continued applicable, this Amendment repeats the provisions of the Plan as originally approved on April 25, 1996.

     1.2 Administration. This Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. The Committee may adopt such rules for administration of this Plan as may be deemed necessary or appropriate. Decisions of the Committee shall be final and binding on all persons who have an interest in this Plan.

     1.3 Participation in the Stock Award Program. Individuals who are Non-Employee Directors immediately following the election of directors at the Company's Annual Meeting of Stockholders in April of each calendar year (other than individuals who are former employees of the Company or any of its subsidiaries) are mandatory participants in the Stock Award program described in
Section 3 of this Plan for that calendar year. Non-Employee Directors (other than individuals who are former employees of the Company or any of its subsidiaries) who first join the Company's Board other than by election by the stockholders at the Annual Meeting shall receive their board compensation all in cash until their election at the first Annual Meeting following their appointment to the Board and shall thereafter be mandatory participants in the Stock Award program described in Section 3 of this Plan. Non-Employee Directors who are ex-employees of the Company or any of its subsidiaries may participate in the Stock Award program described in Section 3 of this Plan on an optional basis by filing a written election to participate with the Committee. Such written election to participate shall be effective with respect to an award to be made pursuant to Section 3.1 of this Plan only if filed with the Committee by December 31 of the calendar year next preceding the calendar year in which the award is to be made, and such an election to participate shall remain in effect until revoked by filing a written revocation with the Committee by December 31 of the calendar year next preceding the calendar year for which the revocation is to be effective. Non-Employee Directors who participate in the Stock Award program described in Section 3 of this Plan for a calendar year on a mandatory or optional basis are hereinafter referred to as "Participants".

2. STOCK SUBJECT TO THE PLAN

     2.1 Number of Shares. The maximum number of shares of the Company's One Dollar ($1.00) par value stock ("common stock" or "shares") which may be issued pursuant to this Plan shall be one hundred thousand (100,000) shares, subject to adjustment as provided in Section 5.4 below. If any option expires or terminates unexercised as to any shares covered thereby, such shares shall again become available for award under this Plan.

     2.2 Share Issuance. In order to fulfill its obligations under this Plan, the Company may utilize authorized but previously unissued shares, Treasury shares, or shares previously repurchased by or on behalf of the Company.

3. AWARDS OF STOCK

     3.1 Mandatory Awards. At the Board of Directors meeting immediately following the Company's Annual Meeting of Stockholders in April of each calendar year, each Participant shall be granted an award of stock equal in value to fifty percent (50%) of the then applicable level of annual Board and Committee retainers, with the value of the Company's stock to be computed for the purposes of determining the number of shares awarded by reference to the closing price of the Company's common stock on the National

Association of Security Dealers Daily Average Quotation (NASDAQ) exchange on the date of the Company's applicable Annual Meeting of Stockholders. Fractional shares shall be rounded off to the nearest whole share. Such award shall be in lieu of fifty percent (50%) of the annual Board and Committee retainers otherwise payable to the Participant in cash. To the extent that there are insufficient shares available for awards, the awards to all Participants for that year shall be proportionately reduced.

     3.2 Discretionary Awards. Each Participant shall annually have the option of receiving up to 100% of the applicable level of annual Board and Committee retainers in Company common stock rather than cash. Should any Participant desire to take advantage of this option, such Participant shall so notify the Committee no later than seven (7) calendar days prior to each year's Annual Meeting of Stockholders, which notification shall advise the Committee as to what percentage over and above the mandatory 50% of the annual Board and Committee retainers the Participant wishes to receive in Company common stock rather than cash. The number of shares that shall be awarded to any such Participant under this optional provision shall be determined in the same manner as the awards described in paragraph 3.1 above.

     3.3 Vesting of Previously Restricted Shares. All restrictions on shares previously awarded to Participants under this Plan shall lapse as of April 24, 1997, and such shares shall become unrestricted shares of common stock of the Company.

4. GRANT TERMS AND CONDITIONS OF OPTIONS

     4.1 Awards. On April 24, 1997, each Non-Employee Director on that date (regardless of whether such Non-Employee Director is a Participant) will be granted effective that date an option to purchase 2,000 shares of the Company's common stock. Each Non-Employee Director on the first business day of each fiscal year of the Company beginning thereafter (regardless of whether such Non-Employee Director is a Participant), will be granted on such day an option to purchase 2,000 shares. The options granted will be non-statutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code") and shall have the following terms and conditions:

          4.1.1 Price. The purchase price per share deliverable upon the exercise of each option shall be 100% of the fair market value per share on the date the option is granted. For purposes of this Section 4 of the Plan, fair market value shall be the closing price of the shares as reported by NASDAQ or, if the closing price is not reported, the bid price of the shares as reported by NASDAQ on the date the option is granted or, if the stock did not trade on that date, the next preceding date on which the stock traded.

          4.1.2 Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment may be made in cash; shares of the Company's common stock having a fair market value equivalent to the purchase price of such shares; a combination thereof; or cashless exercise pursuant to the cashless exercise program offered by the Company. No shares shall be issued upon exercise of an option until full payment has been made therefor.

          4.1.3 Exercisability and Term of Options. Options shall become exercisable six (6) months from the date of each grant provided the holder of such option is a director of the Company on such date, and shall be exercisable until the earlier of five years from the date of grant or the expiration of the option pursuant to paragraph 4.1.4 below.

          4.1.4 Termination of Service as Director. If a Director's membership on the Board terminates by reason of retirement following attainment of age 70, disability, or not being renominated or re-elected to the Board, all outstanding options held by such director shall become fully exercisable and may be exercised in whole and part for a period of one year from the date upon which the Director ceases to be a director provided in no event shall any options be exercisable beyond the period provided for in paragraph in 4.1.3 above. If a director's membership on the Board terminates by reason of the director's resignation or death, all outstanding options held by such director, but only to the extent then exercisable, may be exercised by the director (or, in the event of the director's death, the person or persons to whom such option passes by will or the laws of descent and distribution) in whole or in part for a period of one year from the date of such resignation or death, provided in no event shall any options be exercisable beyond the period provided in paragraph 4.1.3 above. If a director's membership on the Board is terminated for cause, all outstanding options held by such director shall immediately expire upon such termination.

          4.1.5 Transferability of Options. To the extent allowed by Rule 16-b-3 or any successor rule promulgated under the Securities Exchange Act of 1934, as amended from time to time, as then applicable to the Company's benefit plans, the Committee may permit an option granted to a Non-Employee Director to be transferred to a member or members of the Non-Employee Director's immediate family, or to a trust for the benefit for such immediate family member(s) or a partnership in which such immediate family member(s) are partners. For purposes of this provision, a Non-Employee Director's immediate family shall mean the Non-Employee Director's spouse, children and grandchildren. Options may also be transferred pursuant to a Qualified Domestic Relations Order.

          4.1.6 Option Agreement. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

5. GENERAL PROVISIONS

     5.1 Effective Date of Amendment. This Amendment to the Plan shall be effective April 24, 1997, subject to approval by the stockholders of the Company. Awards under the Amendment to the Plan may be made only after such stockholder approval. If this Amendment is not so approved, the Plan shall continue in effect as originally approved by the stockholders on April 25, 1996.

     5.2 Duration of the Plan. This Plan shall remain in effect until all shares reserved for awards under the Plan have been awarded.

     5.3 Amendment of the Plan. The Board of Directors of the Company may suspend or discontinue this Plan or revise or amend it in any respect. No amendment, modification, or termination of this Plan shall in any manner adversely affect the rights of any Participant under any theretofore granted awards under this Plan without his or her consent.

     5.4 Changes in Shares. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the shares, the Committee shall make such adjustments, if any, as it considers appropriate in any or all of (i) the number and kind of shares or securities which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding awards, and
(iii) the purchase price relating to any award. Any such adjustment to an outstanding award shall be made by the Committee with a view toward preserving the economic benefit of the award to the Non-Employee Director.

     5.5 No Right to Continue as a Director. Neither this Plan, nor the granting of any award under this Plan, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

     5.6 Assignments. Except to the extent provided in Paragraph 4.1.5 above and by will or the laws of descent and distribution in the event of a Non-Employee Director's death, the rights and benefits under this Plan may not be assigned.

     5.7 Notice. Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

     5.8 Governing Law. The Plan as amended and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

                                   EXHIBIT B

                               YELLOW CORPORATION
                             1996 STOCK OPTION PLAN

1. PURPOSE

     The Yellow Corporation 1996 Stock Option Plan is designed to enable qualified executive, managerial, supervisory and professional personnel of Yellow Corporation and its Subsidiaries to acquire or increase their ownership of common stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company and its Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future.

2. DEFINITIONS

     When used herein, the following terms shall have the meaning set forth below:

     2.1 "Award" shall mean an Option or SAR.

     2.2 "Board" means the Board of Directors of Yellow Corporation.

     2.3 "Committee" means the members of the Board's Compensation Committee who are non-employee directors as defined in Rule 16b-3 of the Securities and Exchange Commission as it exists on the effective date of the Plan or as subsequently amended or interpreted and are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986 and the regulations thereunder.

     2.4 "Company" means Yellow Corporation.

     2.5 "IRC '86" means the Internal Revenue Code of 1986, as in effect as of the effective date of the Plan or as thereafter amended, and applicable regulations.

     2.6 "Fair Market Value" means with respect to the Company's Shares the closing price of the Shares as reported by NASDAQ or if the closing price is not reported, the bid price of the Shares as reported by NASDAQ on the date on which the value is to be determined or, if the stock did not trade on that date, the next preceding date on which such stock traded.

     2.7 "Grantee" means a person to whom an Award is made.

     2.8 "Non-Qualified Stock Option" or "NQSO" means an Option awarded under the Plan which by its terms and conditions is not, and is not intended to be, an "Incentive Stock Option" as defined by IRC '86.

     2.9 "Option" means the right to purchase, at a price, for a term, under conditions, and for cash or other considerations fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions as the Plan and the Committee impose, a number of shares specified by the Committee.

     2.10 "Plan" means the Company's 1996 Stock Option Plan.

     2.11 "SAR" means a right to surrender to the Company all or a portion of an Option and to be paid therefor an amount, as determined by the Committee, no greater than the excess, if any, of (i) the Fair Market Value, on the date such right is exercised, of the Shares to which the Option or portion thereof relates, over (ii) the aggregate option price of those Shares.

     2.12 "Shares" means shares of the Company's common stock or, if by reason of the adjustment provisions hereof any rights under an Award under the Plan pertain to any other security, such other security.

     2.13 "Subsidiary" means any business, whether or not incorporated, in which the Company, at the time an Award is granted to an employee thereof, or in other cases, at the time of reference, owns directly or indirectly not less than 50% of the equity interest.

     2.14 "Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise an Option or an SAR, by bequest or inheritance or by reason of the death of the Grantee, as provided in accordance with Section 9 hereof.

     2.15 "Term" means the period during which a particular Option or SAR may be exercised.

     2.16 "QDRO" means a qualified domestic relations order as defined by IRC '86 or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

3. ADMINISTRATION OF THE PLAN

     3.1 The Plan shall be administered by the Committee.

     3.2 The Committee shall have plenary authority, subject to the provisions of the Plan, to determine when and to whom Awards shall be granted, the Term of each Award, the number of Shares covered by it, the participation by Grantee in other plans, and any other terms or conditions of each such Award. The Committee may grant such additional benefits in connection with any Award as it deems appropriate. The number of Shares, the Term, the other terms and conditions of a particular kind of Award and any additional benefits granted in connection with any Award need not be the same, even as to Awards made at the same time. The Committee's actions in making Awards and fixing their size, Term and other terms and conditions and in granting any additional benefits in connection with any Award shall be conclusive on all persons.

     3.3 The Committee shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan. Any decision or action taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon all Grantees, all Successors, and any other persons, whether that person is claiming under or through any Grantee or otherwise.

     3.4 The Committee shall regularly inform the Board as to its actions with respect to all Awards under the Plan and the Terms and conditions of such Awards in a manner, at such times, and in such form as the Board may reasonably request.

4. ELIGIBILITY

     Awards may be made under the Plan only to employees of the Company or a Subsidiary who have executive, managerial, supervisory or professional responsibilities. Officers shall be employees for this purpose, whether or not they are also Directors, but a Director who is not such an employee shall not be eligible to receive an Award. Awards may be made to eligible employees whether or not they have received prior Awards, under the Plan or under any previously adopted plan, and whether or not they are participants in other benefit plans of the Company. In making a determination concerning the granting of Awards to eligible employees, the Committee may take into account the nature of the services they have rendered or that the Committee expects they will render, their present and potential contributions to the success of the business, the number of years of effective service they are expected to have and such other factors as the Committee in its sole discretion shall deem relevant.

5. SHARES SUBJECT TO PLAN

     Subject to adjustment as provided in Section 18 below, 1,400,000 Shares are hereby reserved for issuance in connection with Awards under the Plan. The Shares so issued may be unreserved Shares held in the treasury however acquired or Shares which are authorized but unissued. Any Shares subject to issuance upon exercise of Options shall once again be available for issuance in satisfaction of Awards to the extent that (i) cash is issued in satisfaction of the exercise of such Shares or (ii) the Option expires or terminates unexercised as to any Shares covered thereby. Subject to adjustment as provided in Section 18 below, the maximum number of Shares with respect to which options or SARs may be granted during any calendar year to any employee under the Plan shall be 200,000 Shares.

6. GRANTING OF OPTIONS

     6.1 Subject to the terms of the Plan, the Committee may from time to time grant Options to eligible employees.

     6.2 The purchase price of each Share subject to Option shall be fixed by the Committee, but shall not be less than 100% of the Fair Market Value of the Share on the date the Option is granted.

     6.3 Each Option shall expire and all right to purchase Shares thereunder shall cease on the date fixed by the Committee, which subject to the terms of the Plan, shall not be later than the tenth anniversary of the grant date of the Option.

     6.4 Each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee. Except to the extent otherwise provided in or pursuant to Sections 9 and 10, no Option shall become exercisable as to any Shares prior to the first anniversary of the date on which the Option was granted.

7. STOCK APPRECIATION RIGHTS

     7.1 The Committee may, in its discretion, grant an SAR to the holder of an Option, either at the time the Option is granted or by amending the instrument evidencing the grant of the Option at any time after the Option is granted and more than six months before the end of the Term of the Option, so long as the grant is made during the period in which grants of SARs may be made under the Plan.

     7.2 Each SAR shall be for such Term, and shall be subject to such other terms and conditions, as the Committee shall impose. The terms and conditions may include Committee approval of the exercise of the SAR, limitations on the time within which and the extent to which such SAR shall be exercisable, limitations on the amount of appreciation which may be recognized with regard to such SAR, and specification of what portion, if any, of the amount payable to the Grantee upon his exercise of an SAR shall be paid in cash and what portion, if any, shall be payable in Shares. If and to the extent that Shares are issued in satisfaction of amounts payable on exercise of an SAR, the Shares shall be valued at their Fair Market Value on the date of exercise.

     7.3 Except to the extent otherwise provided in or pursuant to Sections 9 and 10, no SAR shall be exercisable during the first six months after its date of grant.

     7.4 Upon exercise of an SAR the Option, or portion thereof, with respect to which such right is exercised shall be surrendered and shall not thereafter be exercisable.

8. NON-TRANSFERABILITY OF RIGHTS

     No rights under any Award shall be transferable otherwise than by will or the laws of descent and distribution or pursuant to a QDRO, and the rights, and except to the extent otherwise provided in Section 12, the benefits, of any such Award may be exercised and received, respectively, during the lifetime of the Grantee only by him or by his guardian or legal representative or by an "alternate payee" pursuant to a QDRO.

9. DEATH OR TERMINATION OF EMPLOYMENT

     9.1 Subject to the provisions of the Plan, the Committee may make such provisions concerning exercise or lapse of Options or SARs on death or termination of employment as it shall in its discretion determine. No such provision shall extend the Term of an Option or SAR, nor shall any such provision permit an Option or SAR to be exercised prior to six months after the date on which it was granted, except in the event of death or termination by reason of disability.

     9.2 Transfers of employment between the Company and a Subsidiary, or between Subsidiaries, shall not constitute termination of employment for purposes of any Award. The Committee may specify in the terms and conditions of an Award whether any authorized leave of absence or absence for military or government service or for any other reason shall constitute a termination of employment for purposes of the Award and the Plan.

10. PROVISIONS RELATING TO TERMINATION OF THE COMPANY'S SEPARATE EXISTENCE

     The Committee may provide that in the event that the Company is to be wholly or partly liquidated, or agrees to participate in a merger, consolidation or reorganization in which it, or an entity controlled by it, is not the surviving entity, any or all Options and SARs granted under the Plan shall be immediately exercisable in full.

11. WRITINGS EVIDENCING AWARDS

     Each Award granted under the Plan shall be evidenced by a writing which may, but need not, be in the form of an agreement to be signed by the Grantee. The writing shall set forth the nature and size of the Award, its Term, the other terms and conditions thereof, other than those set forth in the Plan, and such other information as the Committee directs. Acceptance of any benefits of an Award by the Grantee shall be conclusively presumed to be an assent to the terms and conditions set forth therein, whether or not the writing is in the form of an agreement to be signed by the Grantee.

12. EXERCISE OF RIGHTS UNDER AWARDS

     12.1 A person entitled to exercise an Option or SAR may do so by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option or SAR is being exercised and any other information the Committee may prescribe.

     12.2 The notice shall be accompanied by payment in full for the purchase price of any Shares to be purchased with such payment being made in cash; shares of the Company's common stock having a Fair Market Value equivalent to the purchase price of such Shares; a combination thereof; or cashless exercise pursuant to the Cashless Exercise Program offered by the Company. No Shares shall be issued upon exercise of an Option until full payment has been made therefor.

     12.3 The notice of exercise of an SAR shall be accompanied by the Grantee's copy of the writing or writings evidencing the grant of the SAR and the related Option.

     12.4 Upon exercise of an Option or SAR, the Grantee may request in writing that the Shares to be issued in satisfaction of the Award be issued in the name of the Grantee and another person as joint tenants with right of survivorship or as tenants in common.

     12.5 All notices or requests provided for herein shall be delivered to the Secretary of the Company.

13. EFFECTIVE DATE OF THE PLAN AND DURATION.

     13.1 The Plan shall become effective on July 18, 1996, subject to stockholder approval at the 1997 Annual Meeting of Stockholders of the Company where such approval is required by applicable SEC or stock market regulations.

     13.2 No Awards may be granted under the Plan on or after July 18, 2006 although the terms of any Award may be amended at any time prior to the end of its Term in accordance with the Plan.

14. DATE OF AWARD

     The date of an Award shall be the date on which the Committee's determination to grant the same is final, or such later date as shall be specified by the Committee in connection with its determination.

15. STOCKHOLDER STATUS

     No person shall have any rights as a stockholder by virtue of the grant of an Award under the Plan except with respect to Shares actually issued to that person.

16. POSTPONEMENT OF EXERCISE

     The Committee may postpone any exercise of an Option or SAR for such time as the Committee in its discretion may deem necessary in order to permit the Company (i) to effect or maintain registration of the Plan or the Shares issuable upon the exercise of an Option or an SAR under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to comply with restrictions or regulations incident to the maintenance of a public market for its Shares, or
(iii) to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to recognize the exercise of an Option or an SAR to sell or issue shares in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof. Any such postponement shall not extend the Term of an Option or SAR. Neither the Company nor its directors or officers shall have any obligation or liability to the Grantee of an Award, to the Grantee's Successor or to any other person with respect to any Shares as to which the Option or SAR shall lapse because of such postponement.

17. TERMINATION, SUSPENSION OR MODIFICATION OF PLAN

     The Board may at any time terminate, suspend or modify the Plan. However, no termination, suspension or modification of the Plan shall adversely affect any right acquired by any Grantee or any Successor under an Award granted before the date of such termination, suspension or modification, unless such Grantee or Successor shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right. Any member of the Board who is an officer or employee of the Company or a Subsidiary shall be without vote on any proposed amendment to the Plan, or on any other matter which might affect that member's individual interest under the Plan.

18. ADJUSTMENT FOR CHANGES IN CAPITALIZATION

     Any increase in the number of outstanding Shares of the Company occurring through stock splits or stock dividends after the adoption of the Plan shall be reflected proportionately in an increase in the aggregate number of Shares then available for the grant of Awards under the Plan, or becoming available through the termination, surrender or lapse of Awards previously granted but unexercised, and in the number of Shares subject to Awards then outstanding; and a proportionate reduction shall be made in the per share option price as to any outstanding Options. Any fractional shares resulting from such adjustment shall be eliminated. If changes in capitalization other than those considered above shall occur, the Board shall make such adjustment in the number or class of shares, remaining subject to Awards then outstanding and in the per share option price as the Board in its discretion may consider appropriate to reflect such change in capitalization, and all such adjustments shall be conclusive upon all persons.

19. DELIVERY OF SHARES IN LIEU OF CASH INCENTIVE AWARDS

     19.1 Any employee otherwise eligible for an Award under the Plan who is eligible to receive a cash incentive payment from the Company under any management incentive plan may make application to the Committee in such manner as may be prescribed from time to time by the Committee, to receive Shares from the Plan in lieu of all or any portion of such cash payment.

     19.2 The Committee may in its discretion honor such application by delivering Shares from the Plan to such employee equal in Fair Market Value to that portion of the cash payment otherwise payable to the employee under such incentive plan for which a Share delivery is to be made in lieu of cash payment.

     19.3 Any Shares delivered to employees under the Plan in lieu of cash incentive payments shall come from the aggregate number of Shares authorized for use by the Plan and shall not be available for any other Awards under the Plan.

     19.4 Such applications and such delivery of Shares shall not be permitted on or after July 18, 2006.

20. LOANS

     20.1 The Company may make loans to Grantees for the sole purpose of exercising Option Awards under the Plan and meeting the Federal tax consequences of such exercise. Such loans shall be subject to the terms and conditions established by the Committee from time to time which shall in all cases include those specific items contained in this Section 20 as well as such other items as may be established by the Committee.

     20.2 No loan shall exceed the exercise price of the option to be exercised plus the amount of Federal income taxes reasonably estimated to be due at the exercise of the option or within the next following seven month period.

     20.3. No loan shall have a term exceeding five years subject to renewal at the discretion of the Committee. Notwithstanding any other terms of the loan, each loan shall be fully due and payable on the loan recipient's termination of employment, except that in the case of termination due to disability, the Committee at its discretion may extend the terms of the loan beyond termination.

     20.4 Interest shall be charged on the loan with a rate established by the Committee but in no case less than an amount equal to any dividends payable during the term of the loan on the Shares being purchased by the Grantee at the exercise of the Option. Such minimum interest rate shall be determined by dividing the dividends paid on such Shares during the preceding twelve months by the Option price for such Shares.

     20.5 If such a loan is made to a Grantee, the Company shall not deliver a certificate or any shares purchased with the loan proceeds, until such time as the loan is repaid.

21. NO-UNIFORM DETERMINATION

     The Committee's determination under the Plan including, without limitation, determination of the persons to receive Awards, the form, amount and type of Awards (e.g. NQSOs, SARs), the terms and provisions of Awards and the written material evidencing such Awards, the grant of additional benefits in connection with any Award, and the granting or rejecting of loans or applications for delivery of stock in lieu of cash bonus or incentive payments need not be uniform and may be made selectively among otherwise eligible employees, whether or not such employees are similarly situated.

22. TAXES

     The Company is authorized to pay or withhold the amount of any tax attributable to any amounts payable under any Awards, and the Company may defer making payment of any Award if any such tax, charge or assessment may be pending until indemnification to its satisfaction. This authority shall include authority to withhold or receive Shares and to make cash payments in respect thereof in satisfaction of an individual's tax obligations.

23. TENURE

     An employee's right, if any, to continue in the employ of the Company or a Subsidiary shall not be affected by the fact that he is a participant under this Plan. At the sole discretion of the Committee, an employee terminated for cause may be required to forfeit all of his rights under the Plan, except as to Options or SARs already exercised.

24. APPLICATION OF PROCEEDS

     The proceeds received by the Company from the sale of its Shares under the Plan shall be used for general corporate purposes.

25. OTHER ACTIONS

     Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant options to, or assume options of, any person in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

26. GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

                              YELLOW CORPORATION
                                    PROXY

                ANNUAL MEETING OF STOCKHOLDERS, APRIL 24, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints A. MAURICE MYERS, DAVID H. HUGHES AND JOHN C. MCKELVEY, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Yellow Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Yellow Corporation, to be held at the Overland Park Marriott Hotel, 10800 Metcalf, Overland Park, Kansas, on Thursday, April 24, 1997, at 9:30 a.m., and at any adjournments thereof.

        If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any adjournment thereof, the majority of said Proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

         (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)


                           - FOLD AND DETACH HERE -

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.   Pleases Mark
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.                                              your votes as  X
                                                                                                                  indicated in
                                                                                                                  this example


1. ELECTION OF DIRECTORS:           Nominees-Klaus E. Agthe, Cassandra C. Carr, Howard M. Dean,   2. PROPOSAL TO APPROVE AMENDMENTS
                                    David H. Hughes, Ronald T. LeMay, John C. McKelvey, A.        to the Company's Directors Stock
                                    Maurice Myers, William L. Trubeck, Carl W. Vogt               Compensation Plan.

  FOR all nominees        WITHHOLD      (To withhold authority to vote for any individual,
  listed (except as       AUTHORITY     nominee, write that nominee's name on the line            The Board of Directors recommends
   marked to the          to vote for   provided below.)                                          a vote FOR Proposal 2.
 contrary to the right.)  all nominees.
     /  /                  /  /         --------------------------------------------------------     FOR   AGAINST  ABSTAIN
                                        The Board of Directors recommends a vote FOR all            /  /    /  /     /  /
                                        director nominees listed.

3. PROPOSAL TO APPROVE THE ADOPTION of   4. PROPOSAL TO APPROVE THE APPOINTMENT of Arthur Andersen   5. OTHER BUSINESS: In their
the 1996 Stock Option Plan.              LLP as independent public accountants of the Corporation    discretion, the Proxies are
  The Board of Directors recommends      for 1997.                                                    authorized to vote upon such
  a vote FOR Prospal 3.                                                                               other business as may properly
                                         The Board of Directors                                       come before the meeting.
                                         recommend a vote FOR Proposal 4.

 FOR    AGAINST   ABSTAIN                           FOR   AGAINST  ABSTAIN
 /  /    /  /     /  /                             /  /    /  /     /  /

                                                                                           CONFIDENTIAL VOTE REQUESTED
                                                                                                     /  /

                                                                                  Please sign exactly as name appears to the left.
                                                                                  When shares are held by joint tenants, both
                                                                                  should sign. When signing as attorney, executor,
                                                                                  administrator, trustee, or guardian, please give
                                                                                  full title as such. If a corporation, please sign
                                                                                  in full corporate name by President or other
                                                                                  authorized officer. If a partnership, please sign
                                                                                  in partnership name by authorized person.

                                                                                 --------------------------------------------------
                                                                                 Signature

                                                                                 --------------------------------------------------
                                                                                 Signature if held jointly

                                                                                 Dated:_________________________________, 1997

                                                                                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                                                                                 PROMPTLY USING THE ENCLOSED POSTAGE-PAID
                                                                                 ENVELOPE.
                                                                                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                                                                                 OF DIRECTORS.

--------------------------------------------------------------------------------
                            FOLD AND DETATCH HERE


                                    [YELLOW CORPORATION LOGO]

Dear Stockholder,

Attached is the proxy card that can be used to vote your shares of Yellow Corporation common stock. Whether you expect to attend the Annual Meeting or not, please complete, sign and return the accompanying proxy so that your shares will be represented at the meeting. Return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States.

If you are receiving more than one set of annual meeting material you may be able to save your company money by combining stockholder accounts. Sometimes when stock is purchased in two or more transactions slight differences in registration can result in multiple accounts. For example, misspelled names or the use of middle initials on some purchases but not on others may cause separate accounts to be established. Please contact our transfer agent ChaseMellon Shareholder Services at 1-800-526-0801 for information on combining these accounts.

Thank you for investing in Yellow Corporation.